Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

July 25, 2017

Church & Dwight Co., Inc.

500 Charles Ewing Boulevard

Ewing, New Jersey 08628

Ladies and Gentlemen:

We are acting as counsel to Church & Dwight Co., Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated July 20, 2017 (the “Prospectus Supplement”), to the prospectus, dated December 4, 2014, included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-200721) relating to the issuance and sale of (a) $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2019 (the “Floating Rate Notes”), (b) $300,000,000 aggregate principal amount of the Company’s 2.450% Senior Notes due 2022 (the “2022 Notes”), (c) $425,000,000 aggregate principal amount of the Company’s 3.150% Senior Notes due 2027 (the “2027 Notes”) and (d) $400,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2047 (the “2047 Notes” and, together with the Floating Rate Notes, the 2022 Notes and the 2027 Notes, the “Notes”).

The Notes will be issued pursuant to the provisions of the Indenture, dated as of December 9, 2014, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated July 25, 2017, between the Company and the Trustee (the “Second Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

As such counsel, we have participated in the preparation of the Prospectus Supplement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company in the form filed as Exhibit 3.2 to the Company’s quarterly report on Form 10-Q for the quarter ended March 27, 2009, as amended to date; (ii) the bylaws of the Company, amended and restated as of January 27, 2016, in the form filed as Exhibit 3.1 to the Company’s current report on Form 8-K filed on February 2, 2016, as amended to date; (iii) the resolutions of the Board of Directors of the Company and duly authorized committees thereof; (iv) that certain Underwriting Agreement, dated July 20, 2017, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives to the several underwriters named in Schedule A thereto, (v) the Indenture, (vi) the specimens of the forms of Notes, (vii) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; (viii) the Prospectus Supplement, including any documents incorporated by reference therein and (ix) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

July 25, 2017

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Notes to be issued by the Company have been duly authorized, executed and delivered by the Company and, assuming the due authentication by the Trustee in the manner provided in the Indenture in accordance with the terms of the Underwriting Agreement, will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth above is subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing (including the possible unavailability of specific performance or injunctive relief, concepts of materiality and reasonableness, and the discretion of the court before which a proceeding is brought).

This opinion is limited in all respects to the federal laws of the United States, the laws of the State of New York and General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as Exhibit 5.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP